  EXHIBIT 99.2

As Covid Delta Variant Continues Rising, TPT Global's Subsidiary TPT MedTech Expands Caribbean Presence with New Testing Capabilities in Grenada

Company Set to Open “QuikLAB™” Covid Testing Lab and “QuikPASS™” Check and Verify Passport Platform Near International Airport

SAN DIEGO, CA / ACCESSWIRE / September 17, 2021 / TPT Global Tech, Inc. www.tptglobaltech.com (“TPTW or the Company”) (OTCQB:TPTW) announced today that its subsidiary TPT MedTech www.tptmedtech.com is expanding its Point of Care (POC) operations in the Caribbean with the introduction of its services in Grenada. With the Covid Delta variant continuing its rise globally, TPT's operations will include Covid testing through the availability of its “QuikLAB™” and “QuikPASS™” Check and Verify Passport technology platform to tourists, local citizens, and government agencies.

Tourists in the country who are tested by an authorized “QuikLAB” facility will have to download the “QuikLAB” App, get tested and present and show their “QuikPASS” report results electronically via a QR code on their “QuikLAB” app. Once cleared to travel, tourists show or scan their “QuikPASS” QR code which displays their HIPPA compliant testing records to verify that they have been tested within the required timeframe making them free to travel home. The company has been successfully running its QuikLAB and QuikPass technology platform in Jamaica where international travelers at both international airports in Montego Bay and Kingston are using the QuikPASS verification platform to travel home to their respective countries.

Travelers from Grenada to the US, Canada, the UK, and other countries may utilize “QuikPASS” or other COVID passport apps available or get tested at any approved facility and show their negative COVID-19 laboratory test results at the airport in the form of written documentation (electronic or printed) for clearance to travel. The CDC and other foreign authorities have mandated that all travelers coming back from the Caribbean, Mexico, and Latin America must be tested before arrival into the United States, Canada, and the UK. TPT MedTech will charge QuikLAB customers $85 for an antigen test and $120 for a PCR test in Grenada. Pre-Covid, Grenada saw 4 million tourists enter and depart the country annually.

“We will continue to expand our Caribbean footprint as a leader in the fight against infectious diseases, Covid 19 and all variants,” said Stephen Thomas, CEO of TPT Global Tech. “We expect to continue to play a major role in keeping tourists and business travelers safe and compliant while seeking additional revenue growing opportunities across the Caribbean through our proprietary medical solutions.”

TPT MedTech developed its “QuikPASS™” Check and Verify passport system and Covid 19/Vaccination monitoring platform to serve corporations, government organizations, schools, airlines, hospitals, event venues, restaurants, hotels, and nightclubs. TPT solutions will check and verify that an individual has been tested for Covid 19 and variants as well as those vaccinated. TPT will provide proof individuals are able to travel or gain access to venues with the idea that everyone inside that venue would be virus-free. The “QuikPASS” “Check and Verify” passport-style platform works with third-party testing labs and organizations that participate in the “QuikPASS” Network and will be offered FREE to US domestic and international business commerce and government organizations around the world.

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About TPT Global Tech
TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories, and Global Roaming Cell phones.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates” and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

PR-Shep Doniger
sdoniger@bdcginc.com
561-637-5750

IR-Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.

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